Exhibit 99.2

RAI ACQUISITION CORP.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

As of March     , 2008

Purpose

The Nominating and Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of RAI Acquisition Corp., a Delaware corporation (the “Company”) to (1) assist RAI Acquisition and its Board in maintaining an effective and knowledgeable Board, including assisting the Board by identifying individuals qualified to become directors and recommending to the Board the director nominees for the next annual meeting of shareholders and for each committee, and (2) develop and recommend for the Board’s consideration recommendations to improve RAI Acquisition’s corporate governance.

Committee Membership

The Committee shall consist of no fewer than three members. All members of the Committee shall meet the independence requirements of the American Stock Exchange or any securities exchange or other interdealer automated quotation system on which RAI Acquisition’s securities are traded (the “Relevant Trading Market”). The Chairman and members of the Committee shall be appointed and removed by the Board. Consideration should be given to changing committee members periodically, but such change is not mandated. Nonetheless, the Chairman shall be changed at least every five years.

Meetings and Procedures

The Committee shall meet at least semi-annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Committee may be called by any member of the Committee upon notice to all members as provided in the bylaws of RAI Acquisition; provided, however, that such notice may be waived as provided in the bylaws of RAI Acquisition. A majority of the Committee’s members constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Attendance by members of the management will be at invitation of the Committee Chairman. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. The Committee shall report its actions and any recommendations to the Board after each Committee meeting.

Committee Authority and Responsibilities; Director Qualifications

1.	The Committee shall actively seek qualified individuals for recommendation to the Board as potential directors. The Committee also shall develop and recommend to the Board the criteria for selecting new director nominees. The Committee shall assist the Board in meeting the following goals with respect to the composition of the Board and each committee of the Board:

(a) the Board will have a majority of directors who meet the criteria for independence required by the Relevant Trading Market; and

(b) the membership of each committee of the Board shall meet the requirements set forth in such committee’s charter.

The Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. Nominees for directorship will be selected by the Committee in accordance with the policies and principles in its charter. The invitation to join the Board should be extended by the Board itself, by the Chairman of the Committee and the Chairman of the Board. In cases where the right to nominate a director legally belongs to a third party, the selection and nomination of such director shall not be subject to the Committee process.

2.	The Committee shall have the sole authority to retain and terminate a search firm to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have authority to obtain professional advice from within RAI Acquisition or elsewhere.

3.	The Committee shall review and make recommendations to the Board regarding RAI Acquisition’s governance practices at least annually. The Committee shall have oversight of the self-evaluation process of the Board and each committee of the Board with respect to the governance of RAI Acquisition. The Committee shall receive comments from all directors and provide the Board, at or about the end of RAI Acquisition’s fiscal year, with a report of the Board’s and each Committee’s self assessment of their respective performance.

4.	The Committee shall recommend procedures for the smooth functioning of the Board, including the calendar, agenda and information requirements for meetings of the Board, meetings of committees of the Board, executive sessions of non-management directors and executive sessions of independent directors only.

5.	The Committee shall review and make recommendations to the Board regarding RAI Acquisition’s director nomination processes, including, without limitation:

(a) determining whether the Committee should have a policy with regard to the consideration of any director candidates recommended by security holders, including, without limitation, whether the Committee will consider director candidates recommended by security holders; and if the Committee determines not to have such a policy, report to the Board its basis for determining that it is appropriate for RAI Acquisition not to have such a policy;

(b) if the Committee determines that it will consider candidates recommended by security holders, the Committee shall determine the procedures to be followed by security holders in submitting such recommendations and consider whether any changes should be made to such procedures;

(c) determining any specific, minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on the Board, and describe any specific qualities or skills that the Committee believes are necessary for one or more of RAI Acquisition’s directors to possess;

(d) determining the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by security holders, and any differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a security holder;

(e) with regard to each nominee approved by the Committee for inclusion on RAI Acquisition’s proxy card (other than nominees who are executive officers or who are directors standing for re-election), report to the Board which one or more of the following categories of persons or entities recommended that nominee: security holder, non-management director, chief executive officer, other executive officer, third-party search firm, or other, specified, source;

(f) if RAI Acquisition pays a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees, report to the Board the function performed by each such third party; and

(g) if the Committee received, by a date not later than the 120th calendar day before the date of RAI Acquisition’s proxy statement released to security holders in connection with the previous year’s annual meeting, a recommended nominee from a security holder that beneficially owned more than 5% of RAI Acquisition’s voting common stock for at least one year as of the date the recommendation was made, or from a group of security holders that beneficially owned, in the aggregate, more than 5% of RAI Acquisition’s voting common stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made, identify to the Board the candidate and the security holder or security holder group that recommended the candidate and disclose whether the Committee chose to nominate the candidate, provided, however, that no such identification or disclosure is required without the written consent of both the security holder or security holder group and the candidate to be so identified.

6.	The Committee shall develop, reassess annually and make recommendations to the Board with respect to succession plans for the Company’s chief executive officer (the “CEO”) and other key executive officers of RAI Acquisition and develop plans for interim succession for the CEO in the event of an unexpected occurrence.

7.	The Committee may form and delegate authority to subcommittees when appropriate.

8.	The Committee shall consult with, and seek the recommendation of, the CEO with respect to any matter within its scope; provided, however, that the Committee shall retain full authority with respect to its recommendations and may choose not to follow any recommendation of the CEO.

9.	The Committee shall review the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

10.	The Committee shall annually review its own performance.

11.	The Committee shall develop and maintain an orientation program for new directors and continuing education programs for directors.

12.	The Committee shall periodically review with the CEO the performance and contributions of individual directors and shall periodically review each director’s continuation on the Board, as the Committee deems appropriate.

13.	The Committee shall review and discuss as appropriate with management RAI Acquisition’s public disclosures and its disclosures to any Relevant Trading Market relating to independence, governance and director nomination matters, including in RAI Acquisition’s proxy statement.

14.	The Committee shall perform any other activities consistent with this Charter, RAI Acquisition’s bylaws and governing law, as the Committee or the Board deems appropriate.

The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

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